Exhibit 11(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion of our report dated April 8, 1997 on our audit of the Statement of Assets and Liabilities of PBHG Insurance Series Fund, Inc., comprised of the Growth II Portfolio, the Large Cap Growth Portfolio, the Small Cap Value Portfolio, the Large Cap Value Portfolio, the Technology & Communications Portfolio, and the Select 20 Portfolio, as of April 4, 1997 with respect to this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-19497) under the Securities Act of 1933 on Form N-1A. We also consent to the reference to our Firm under the heading "Counsel and Independent Accountants" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.



/s/ Coopers & Lybrand L.L.P.
----------------------------
Coopers & Lybrand L.L.P.



2400 Eleven Penn Center
Philadelphia, PA
November 17, 1997